Exhibit 99.1

CacheFlow Receives Nasdaq Marketplace Rule 4450(e)(2) Letter

Sunnyvale, California (BUSINESS WIRE)—August 15, 2002—CacheFlow, Inc. (Nasdaq:CFLO), a worldwide provider of secure content networking appliances, today announced that, as expected, it has received a Nasdaq Staff Determination letter indicating that the Company is not in compliance with the minimum $1 bid price requirement for continued listing as set forth in Nasdaq Marketplace Rule 4450(a)(5) and that such noncompliance has extended beyond the 90-day grace period provided by Nasdaq Marketplace Rule 4450(e)(2). As a result, unless CacheFlow appeals the Staff Determination, which CacheFlow intends to do, CacheFlow’s securities will be delisted from The Nasdaq National Market at the opening of business on August 22, 2002.

The company, which publicly disclosed the possibility of a delisting notice earlier in the year, will request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. CacheFlow expects a hearing to take place within approximately 45 days of the date of the request. During the appeal process, CacheFlow will continue to be listed on The Nasdaq National Market.

On September 12, 2002, CacheFlow will conduct its annual meeting of its stockholders. The CacheFlow stockholders have been asked to approve a reverse stock split of CacheFlow’s common stock in a ratio of either 1-for-5, 1-for-10, or 1-for-15. If one or more of the reverse splits is approved, the Board of Directors may determine which one of the approved reverse splits it could implement. If a reverse stock split is implemented, CacheFlow anticipates that its common stock will then meet the minimum bid price per share of $1.00 pursuant to Nasdaq Marketplace Rule 4450(a)(5), although there can be no assurance that the Nasdaq Listings Qualification Panel will grant CacheFlow’s request for continued listing on the Nasdaq National Market after the hearing, even if the Company is able to comply with Marketplace Rule 4450(a)(5). If none of the reverse splits is approved, or if the Board of Directors chooses not to implement a reverse split, the Company expects to apply to move from the Nasdaq National Market to the Nasdaq SmallCap Market.

About CacheFlow Inc.

CacheFlow develops and markets secure content networking appliances designed to protect, control and accelerate business communications. CacheFlow’s family of optimized appliances and its innovative suite of content control technologies enable organizations to ensure web security and conduct e-business. Based in Sunnyvale, California, with offices and partners worldwide, CacheFlow can be contacted via telephone at 408.220.2200, fax at 408.220.2250 or email at info@cacheflow.com. More information on CacheFlow products and services can also be found at www.cacheflow.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding CacheFlow’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to CacheFlow as of the date hereof, and CacheFlow assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to CacheFlow’s business are set forth in CacheFlow’s most recently filed Form 10-K for the year ended April 30, 2002, and other reports filed from time to time with the Securities and Exchange Commission.

Contact:
Robert Verheecke
CacheFlow Investor Relations
(408) 220-2318